EXECUTION VERSION

CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of August 13, 2012 by and among New Sihitech Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Parent”), Hong Weidong, PRC ID No. XXXX and certain of his affiliates listed on Schedule A (collectively, the “Founder”), and the shareholders of Yucheng Technologies Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), listed on Schedule B (each, a “Rollover Shareholder” and collectively, the “Rollover Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

WHEREAS, concurrently herewith, Parent, New Sihitech Acquisition Limited, a business company with limited liability incorporated under the laws of the British Virgin Islands (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (as may be amended, supplemented or otherwise modified, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving company (the “Merger”);

WHEREAS, the Founder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such ordinary shares, no par value per share, of the Company (the “Shares”) as set forth on Schedule A (the “Founder Shares”);

WHEREAS, each Rollover Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Shares set forth opposite such Rollover Shareholder’s name on Schedule B (with respect to each Rollover Shareholder, the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Founder desires to contribute the Founder Shares to Parent in exchange for newly issued ordinary shares of Parent (the “Parent Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, the Rollover Shareholders desire to waive their right to receive any Per Share Merger Consideration with respect to any of the Rollover Shares and to continue to beneficially own such Rollover Shares following the Closing;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Founder and the Rollover Shareholders are entering into this Agreement; and

WHEREAS, the Founder and the Rollover Shareholders acknowledge that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Founder and the Rollover Shareholders set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent, the Founder and the Rollover Shareholders hereby agree as follows:

1.          Contribution of Founder Shares. Subject to the conditions set forth herein, immediately prior to the Closing and without further action by the Founder, all of the Founder’s right, title and interest in and to the Founder Shares shall be contributed, assigned, transferred and delivered to Parent.

2.          Issuance of Parent Shares. As consideration for the direct benefit received by Parent as a result of the contribution, assignment, transfer and delivery of the Founder Shares to Parent pursuant to Section 1, Parent shall issue 0.016677 Parent Share in the name of the Founder (or, if designated by the Founder in writing, in the name of an affiliate of the Founder) for each Founder Share contributed by the Founder, in the amount set forth on Schedule A. The Founder hereby acknowledges and agrees that (a) delivery of such Parent Shares shall constitute complete satisfaction of all obligations towards or sums due the Founder by Parent with respect to the Founder Shares, and (b) on receipt of such Parent Shares, the Founder shall have no right to any Per Share Merger Consideration with respect to the Founder Shares contributed to Parent by the Founder.

3.          Rollover Shares. Each Rollover Shareholder hereby (a) waives any right to the Per Share Merger Consideration with respect to such Rollover Shareholders’ Rollover Shares, and (b) acknowledges and agrees that the Rollover Shares will survive the Merger and such Rollover Shareholder shall continue to beneficially own such Rollover Shares following the Closing.

4.          Closing. Subject to the satisfaction in full (or waiver) of all of the conditions set forth in Sections 7.1 and 7.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied at the Closing), the closing of the contribution and exchange of the Founder Shares contemplated hereby (the “Contribution Closing”) shall take place within 48 hours prior to the Closing.

5.          Deposit of Founder Shares. Prior to the Closing, the Founder and any agent of the Founder holding certificates evidencing any Founder Shares shall deliver or cause to be delivered to Parent all certificates representing Founder Shares in such Persons’ possession, (a) duly endorsed for transfer or (b) with executed stock powers, both reasonably acceptable in form to Parent and sufficient to transfer such shares to Parent, for disposition in accordance with the terms of this Agreement (the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Contribution Closing.

2

6.          Irrevocable Election.

(a)          The execution of this Agreement by the Founder evidences, subject to Section 9, the irrevocable election and agreement by the Founder to contribute the Founder Shares in exchange for Parent Shares on the terms and conditions set forth herein.

(b)          The execution of this Agreement by the Rollover Shareholders evidences, subject to Section 9, the irrevocable election and agreement by the Rollover Shareholders to consent to the terms of the Merger being that the Rollover Shares beneficially owned by the Rollover Shareholders will not be converted into the right to receive the Per Share Merger Consideration, but rather that they will remain outstanding and survive the Merger, and to waive any right to any Per Share Merger Consideration with respect to the Rollover Shares in exchange for continuing beneficial ownership of such Rollover Shares following the Closing.

(c)          In furtherance of the foregoing clauses (a) and (b), each of the Founder and the Rollover Shareholder covenants and agrees, severally and not jointly, that from the date hereof until any termination of this Agreement pursuant to Section 9, the Founder or such Rollover Shareholder, as applicable, shall not, directly or indirectly, (i) tender any Founder Shares or Rollover Shares, as applicable, into any tender or exchange offer, (ii) sell (constructively or otherwise), transfer, pledge, hypothecate, grant, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer of any Founder Shares or Rollover Shares, as applicable, or any right, title or interest thereto or therein (including by operation of law), (iii) deposit any Founder Shares or Rollover Shares, as applicable, into a voting trust or grant any proxy or power of attorney or enter into a voting agreement (other than that certain Voting Agreement of even date herewith by and among Parent, the Company, the Founder and certain of the Rollover Shareholders (the “Voting Agreement”)) with respect to any Founder Shares or Rollover Shares, as applicable, (iv) knowingly take any action that would make any representation or warranty of the Founder or such Rollover Shareholder, as applicable, set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying the Founder or such Rollover Shareholder, as applicable, from performing any of his, her, or its obligations under this Agreement, or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) through (iv). Any purported Transfer in violation of this paragraph shall be void.

(d)          The Founder and each Rollover Shareholder covenants and agrees, severally and not jointly, that the Founder or such Rollover Shareholder, as applicable, shall promptly (and in any event within twenty-four (24) hours) notify Parent of any new Shares with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Founder or such Rollover Shareholder, as applicable, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement, and Schedule A or Schedule B, as applicable, shall be deemed amended accordingly.

3

7.          Representations and Warranties of the Founder and the Rollover Shareholders. The Founder and each Rollover Shareholder makes the following representations and warranties, severally and not jointly, to Parent, each and all of which shall be true and correct as of the date of this Agreement and as of the Contribution Closing, and shall survive the execution and delivery of this Agreement:

(a)          Ownership of Shares. As of the Contribution Closing, the Founder or such Rollover Shareholder, as applicable, (i) will be the beneficial owner of, and have good and valid title to, the Founder Shares or the Rollover Shares, as applicable, free and clear of Liens other than as created by this Agreement and the Voting Agreement; (ii) will have sole voting power, sole power of disposition, and sole power to demand dissenter’s rights (if applicable), in each case with respect to all of the Founder Shares or the Rollover Shares, as applicable, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities laws, laws of the State of British Virgin Islands, laws of the People’s Republic of China and the terms of this Agreement and the Voting Agreement; and (iii) will not be subject to any voting trust agreement or other contract to which the Founder or such Rollover Shareholder, as applicable, is a party restricting or otherwise relating to the voting or Transfer of the Founder Shares or the Rollover Shares, as applicable, other than this Agreement and the Voting Agreement. As of the date hereof, other than the Founder Shares or the Rollover Shares, as applicable, the Founder or such Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Founder or such Rollover Shareholder has not appointed or granted any proxy or power of attorney that will be in effect as of the Contribution with respect to any Founder Shares or Rollover Shares, as applicable, except as contemplated by this Agreement or the Voting Agreement.

(b)          Organization, Standing and Authority. The Founder and each such Rollover Shareholder has full legal power and capacity to execute and deliver this Agreement and to perform the Founder’s or such Rollover Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Founder or such Rollover Shareholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Founder or such Rollover Shareholder, as applicable, enforceable against the Founder or such Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law). If the Founder or such Rollover Shareholder is married, and any of the Founder Shares or Rollover Shares of such Rollover Shareholder, as applicable, constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by the Founder’s or such Rollover Shareholder’s spouse, as applicable, and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Founder’s or such Rollover Shareholder’s spouse, as applicable, enforceable against the Founder’s or such Rollover Shareholder’s spouse, as applicable, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

4

(c)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Founder or such Rollover Shareholder for the execution, delivery and performance of this Agreement by the Founder or such Rollover Shareholder or the consummation by the Founder or such Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Founder or such Rollover Shareholder nor the consummation by the Founder or such Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Founder or such Rollover Shareholder with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of any such Rollover Shareholder which is an entity, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Founder or such Rollover Shareholder pursuant to any Contract to which the Founder or such Rollover Shareholder, as applicable, is a party or by which the Founder or such Rollover Shareholder, as applicable, or any property or asset of the Founder or such Rollover Shareholder, as applicable, is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Founder or such Rollover Shareholder or any of the Founder’s or such Rollover Shareholder’s, as applicable, properties or assets.

(d)          Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any the Founder or such Rollover Shareholder or, to the knowledge of the Founder or such Rollover Shareholder, as applicable, any other Person or, to the knowledge of the Founder or such Rollover Shareholder, as applicable, threatened against the Founder or any Rollover Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Founder or such Rollover Shareholder, as applicable of its obligations under this Agreement.

(e)          Reliance. The Founder and such Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Founder or such Rollover Shareholder’s execution and delivery of this Agreement and the representations and warranties of the Founder or such Rollover Shareholder contained herein.

5

(f)          Receipt of Information. The Founder or such Rollover Shareholder has been afforded the opportunity to ask such questions as he, she, or it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby, and the merits and risks of owning, in the case of the Founder, the Parent Shares, and in the case of the Rollover Shareholder, the Shares following Closing. The Founder or such Rollover Shareholder acknowledges that he, she or it has been advised to discuss with his, her or its own counsel the meaning and legal consequences of the Founder’s or such Rollover Shareholder’s, as applicable, representations and warranties in this Agreement and the transactions contemplated hereby.

8.          Representations and Warranties of Parent. Parent represents and warrants to the Founder and each Rollover Shareholder that:

(a)          Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Founder and the Rollover Shareholders, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)          Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and laws of the British Virgin Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which such Parent or any property or asset of Parent is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

6

(c)          Issuance of Parent Shares. The Parent Shares will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of all Liens, preemptive rights, rights of first refusal, subscription and similar rights (other than those arising under any agreements entered into at the Contribution Closing by the Founder) when issued.

9.          Termination. This Agreement, and the obligation of the Founder to contribute, transfer, assign and deliver the Founder Shares, will terminate immediately upon the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, however, that the Founder and the Rollover Shareholders shall continue to have liability for breaches of this Agreement occurring prior to the termination of this Agreement. If for any reason the Merger contemplated by the Merger Agreement fails to occur but the Contribution Closing has already taken place, then Parent shall promptly return the Share Documents to the Founder at the address set forth on Schedule A and take all such actions as are necessary to restore the Founder to the position he was in with respect to ownership of the Shares prior to the Contribution Closing.

10.          Further Assurances. The Founder hereby covenants that, from time to time, the Founder will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to convey, transfer to and vest in Parent, and to put Parent in possession of, all of the Founder Shares in accordance with the terms of this Agreement.

11.          Amendments and Modification. This Agreement may not be amended, altered, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each party hereto and the written consent of the Company.

12.          Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and of the Company hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

13.          Survival of Representations and Warranties. All representations and warranties of the Founder and the Rollover Shareholders or by Parent in connection with the transactions contemplated by this Agreement contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by Parent, the Founder or the Rollover Shareholders, and the issuance of the Parent Shares.

7

14.          Notices. All notices and other communications hereunder shall be in writing (in the English language) and shall be deemed duly given (a) upon receipt if delivered personally, or if by facsimile, upon confirmation of receipt by facsimile, (b) one Business Day after being sent by express courier service, or (c) three Business Days after being sent by registered or certified mail, return receipt requested. All notices hereunder shall be delivered to the addresses set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)          If to the Founder, in accordance with the contact information set forth on Schedule A.

(ii)         If to a Rollover Shareholder, in accordance with the contact information set forth next to such Rollover Shareholder’s name on Schedule B.

(iii)        If to Parent:

c/o Yucheng Technologies Limited

Beijing Global Trade Center, Tower D

Floor 9, 36 North Third Ring Road East, Dongcheng District

Beijing 100013, P.R. China

Attention: Weidong Hong

Facsimile: +86 10 5913 7800

E-mail: hongwd@yuchengtech.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC
Attention:          Peter X. Huang

    Facsimile:         +86 10 6535 5577
E-mail:              Peter.Huang@skadden.com

15.          Entire Agreement. This Agreement (together with the Merger Agreement and the Voting Agreement to the extent referred to in this Agreement) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all other prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof.

16.          Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

8

17.          Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of New York, without regard to the conflicts of law principles thereof.

18.          Venue. Any Dispute arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect interpretation, performance or termination of this Agreement shall be finally settled by arbitration. The place of arbitration shall be Hong Kong, and the arbitration shall be administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Arbitration Rules of the HKIAC then in force (the “HKIAC Rules”). The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the HKIAC Rules. Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English. Subject to the agreement of the tribunal, any Dispute which arise subsequent to the commencement of arbitration of any existing Dispute shall be resolved by the tribunal already appointed to hear the existing Dispute. The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum..

19.          Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

20.          Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each party hereby waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

9

21.          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

22.          Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENTS OR INSTRUMENTS REFERRED TO IN THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE ACTIONS OF EACH OF THE PARTIES IN NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

23.          Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile or, pdf format, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

24.          Headings. The section headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

25.          No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Remainder of page intentionally left blank]

10

IN WITNESS WHEREOF, Parent, the Founder and the Rollover Shareholders have caused to be executed or executed this Agreement as of the date first written above.

New Sihitech Limited

By:	/s/ Weidong Hong
Name: Weidong Hong
Title: Director

/s/ Weidong Hong
WEIDONG HONG

SIHITECH COMPANY LIMITED

By:	/s/ Weidong Hong
Name: Weidong Hong
Title: Director

/s/ Yun Shi
YUN SHI

/s/ Hong Wu
Hong wu

/s/ Dong Wang
DONG WANG

/s/ Steve Shiping Dai
STEVE SHIPING DAI

/s/ Chun Zheng
CHUN ZHENG

/s/ Weihua Hong
WEIHUA HONG

/s/ Lijing Ren
LIJING REN

/s/ Yanmei Wang
YANMEI WANG

/s/ Xun Yang
XUN YANG

/s/ Danhui Ma
DANHUI MA

/s/ Xinmin Yu
XINMIN YU

/s/ Rebecca B. Le
REBECCA B. LE

Contribution Agreement

Signature Page

Schedule A

Founder Name	Address Facsimile	Founder Shares	Parent Shares
Mr. Weidong Hong	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	201,000	3,352
Sihitech Company Limited	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	2,797,055	46,646

Schedule B

Rollover Shareholder Name	Address Facsimile	Rollover Shares
Yun Shi	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	1,472,878

Hong Wu	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	225,952

Dong Wang	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	374,206

Steve Shiping Dai	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	141,849

Chun Zheng	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	176,056

Weihua Hong	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	51,040

Lijing Ren	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	60,000

Rollover Shareholder Name	Address Facsimile	Rollover Shares
Yanmei Wang	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	954,429

Xun Yang	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	70,389

Danhui Ma	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	31,431

Xinmin Yu	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	146,803

Rebecca B. Le	c/o Yucheng Technologies Limited Beijing Global Trade Center, Tower D Floor 9, 36 North Third Ring Road East, Dongcheng District Beijing 100013, P.R. China Facsimile: +86 10 5913 7800	72,725